January 24, 2007
Irvine California

Dear Shareholders,

Last October, I sent you a letter which identified the progress CTC had made in its two businesses. That detailed report was necessary in order for you to appreciate the changing nature of our business as well as the prospects for our future. CTC is changing . . . it is emerging and rapidly maturing . . . we now make two of the most advanced products in the energy industry and we are currently well positioned in two of the most exciting spaces in energy: renewable energy (wind) and electric grid efficiency and optimization (cable). In recognition of our wider focus on the energy industry, management has proposed to change our name to “CTC Energy Inc.” This proposed new name still reflects CTC’s roots, but also captures our transition to a company that we believe will make a critical and enduring impact on the energy industry as we move forward. As I write this letter, I encourage your continued support of the CTC team as we enthusiastically embrace our future and move towards profitability.

ACCC Conductor - Show Me the Miles

For some time we have expressed confidence in the superiority of our Aluminum Conductor Composite Core (ACCC) product over traditional and alternative conductor cables. The many operating advantages of ACCC offer an unparalleled value proposition which is especially important now, as electric utilities and transmission operators are increasingly compelled to consider upgrading their aging and overloaded transmission grids. Our challenge continues to be one of educating a risk adverse industry that is slow to deploy innovative technology. Repeat orders from two leading U.S. utilities demonstrate that our message is getting through. While the technical advantages of ACCC attributable to reduced sag and the ability to run at higher temperatures are important, the economic advantages associated with lower line losses (less electricity dissipated into the environment as heat) are winning the day.

To firmly establish ACCC as a quality, brand name product, we also needed to demonstrate that we can produce ACCC composite core in our Irvine facility with consistent quality and at the highest standards. Last November, we achieved ISO 9001:2000 certification for the production of ACCC - the international “gold standard” for quality manufacturing accreditation. We proudly display the ISO 9001:2000 banner that we received on the wall of our production floor.

I understand that investors like tangible results, a litmus test for performance. To that end, I offer the following:
•	At the beginning of last year, total ACCC cable either installed or ordered: 28 miles
•	Today, total ACCC cable either installed or ordered: 685 miles

DeWind Turbines - The Next Frontier

Last July, we acquired the EU Energy group of companies for approximately 39 million shares of our stock. Prior to our purchase, DeWind had manufactured 566 wind turbines, mostly for wind projects in Europe. DeWind has recently made a significant advance in wind turbine technology with the introduction of the 2 Megawatt D8.2 turbine which incorporates a hydrodynamic torque converter (WinDrive®) that enables our wind turbine to be connected directly to the grid without the use of complex power conversion electronics.

The first DeWind D8.2 became operational this month at the acclaimed DEWI-Offshore Certification Centre test site in Cuxhaven, Germany. This wind turbine is undergoing a stringent and internationally recognized validation process that will facilitate its introduction into the marketplace. We expect to receive this important certification during the first quarter of 2007.

Turbine Orders

CTC and its subsidiary DeWind, previously reported a large number of “turbine reservation agreements.” While these agreements have now expired, many of the same prospective buyers remain interested in purchasing DeWind turbines and are focusing on obtaining financing for turbine purchases to fulfill the payment schedules that we require. Since our prototype D8.2 is now running, we have notified everyone that we are accepting orders with substantial down payments for the deliveries that are planned for 2007-2008. The production of our turbines at the TECO-Westinghouse Motor Company facility in Round Rock, Texas (near Austin) is scheduled to commence in 2007 and we anticipate substantial production to be slated for 2008. Other factors that are assisting our current turbine sales negotiations are the backlog of demand for turbines for new wind farm projects, the recent commissioning of the D8.2 turbine and the extension of the production tax credit in the U.S.

Outside of the U.S., DeWind continues to be a recognized supplier of turbines, including the D6 and D8 models which have compiled a strong operating record over the past five years. Just last week, CTC received an order for nine of those turbines for a project in the Czech Republic. DeWind is actively negotiating with several other potential European and South American customers for deliveries in 2007-2008.

The Road to Profitability

Bottom line financial performance is critical to the success of CTC. The increased order flow for ACCC cable is strong and we anticipate that this portion of our business will be cash flow and earnings positive during 2007. The wind turbine business will require certain capital this year to restart production since we anticipate the order book to step up dramatically for 2007, 2008 and beyond. We will also continue to take steps to improve and enhance our supply chain for producing DeWind turbines which should increase production capacity as well as our margins. The U.S. Congress has extended the production tax credit available to wind generators so that projects which become operational in 2008 will continue to qualify for this 10-year benefit. All said, we expect a substantial reduction of our $28 million loss in fiscal 2006 during 2007 and we believe we can achieve positive earnings in fiscal 2008 and beyond. This is a dramatic shift, but the foundation for this fundamental transformation is in place:
•	Sales of ACCC cable to China alone at expected levels amount to more than $36 million in annual revenues (approximately 1,500 miles per year).
•	The TECO-Westinghouse facility can produce a minimum of 240 D8.2 turbines per year which equates to more than $500 million in annual revenues on this product alone.

Next Steps

Although we continue to face a many challenges, we are moving forward with great determination. We believe that we have the products, the skills and the motivation to continue our penetration into these flourishing energy markets and raise CTC to a high profile in the industry. We thank you for being our partner on this journey.

Our best regards,

Benton H Wilcoxon
Chairman